Exhibit 1


            MEMORANDUM OF AGREEMENT MADE THE 11TH DAY OF MARCH, 2002.
              FOR A DEMAND LOAN AGREEMENT AND CONVERTIBLE DEBENTURE


      BETWEEN:

            MFI EXPORT FINANCE INC., a company incorporated under the laws of the Province of Ontario, Canada, having its head office at 156 Duncan Mill Road, Suit 157 Don Mills, Ontario M3B 3N2, or a Company to be incorporated in Barbados (in the event that the main borrower becomes Mirage Trading Corp.) as represented by David Harding in his capacity as President, (hereinafter referred to individually as MFI as "The Lender");

                                       and

            COMMERCIAL CONSOLIDATORS CORP., a company incorporated under the laws of the Province of Alberta, Canada, having its head office at 5255 Yonge Street, Suite 1010, Toronto, Ontario M2N 6P4, Canada, as represented by Michael Weingarten in his capacity as Chairman, (hereinafter referred to individually as "CCC" and collectively with ACC, BSRUS, Play Center, CCC Panama and Mirage as "The Borrowers");

                                       and

            BUSINESS SUPPLIES ARE US INC., a company incorporated under the laws of the Province of Ontario, Canada, having its head office at 39 Rivalda Road, Toronto, Ontario M9M 2M4, as represented by Leonard Black in his capacity as President, (hereinafter referred to individually as "BSRUS" and collectively with ACC, CCC, Nay Center, CCC Panama and Mirage as "The Borrowers");

                                       and

            A.C.C. CORP., a company incorporated under the laws of the Turks and Caicos Islands, having its head office at 39 Rivalda Road, Toronto, Ontario M9M 2M4, as represented by- Leonard Black in his capacity as President, (hereinafter referred to individually as "ACC" and collectively with BSRUS, CCC, Play Center, CCC Panama and Mirage as "The Borrowers");

                                       and

            MIRAGE TRADING CORP., a company incorporated under the Companies Act of Barbados as number 15053, having its head office at Sea Acres Dover, St. Lawrence Gap, Christ Church, Barbados, as represented by Glenda Dominguez in her capacity as Director, (hereinafter referred to individually as "Mirage" and collectively with ACC, CCC, Play Center, CCC Panama arid BSRUS as "The Borrowers").


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                                       and

            COMMERCIAL CONSOLIDATORS CORP. (PANAMA), a company incorporated under the laws of Panama, having its head office at CALLE 50 EDIFICIO FONTANAC, P150 3, OFICINA 40, CIUDAD DE PANAMA, REPUBLIC IDE PANAMA, Panama (hereinafter referred to individually as "CCC Panama" and collectively with ACC, CCC, Play Center, Mirage and BSRUS as "The Borrowers").

                                       and

            PLAY CENTER INC., a company incorporated under the laws of Barbados, having its head office at Sea Acres Dover, St Lawrence Gap, ChristChurch, Barbados (hereinafter referred to individually as "Play Center" and collectively with ACC, CCC, Mirage, CCC Panama and BSRUS as "The Borrowers").

                                       and

            1058199 ONTARIO INC., a company incorporated under the laws of the Province of ONTARIO, Canada, having its head office at 5255 Yonge Street, Suite 1010, Toronto, Ontario M2N 6P4, Canada, as represented by Leonard Black in his capacity as President, (hereinafter referred to individually as "1058199" and collectively with CCC, ACC, BSRUS, Play Center. CCC Panama and Mirage as "The Borrowers");

                                       and

            LA SOCIETE DESIG INC., a company incorporated under the laws of Quebec, Canada, having its head office at 9300 bout Henri-Bourassa
            O. Suite 280, Montreal, Quebec 1145 1L5, as represented by Michael Weingarten in his capacity as Director, (hereinafter referred to individually as "Desig" and collectively with Yam, Central Point, Tri Vu; and Max as "The Guarantors");

                                       and

            YAM WIRELESS INC., a company incorporated under the laws of the State of Florida, United States of America, having its head office at 3061 N.W. 107 Avenue, Miami, Florida 33172 (hereinafter referred to individually as "Yam" and collectively with Desig, Central Point, Tri Vu; and Max as "The Guarantors");


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                                       and

            CENTRAL POINT TECHNOLOGIES INC., a company incorporated under the laws of the State of Florida, United States of America, having its bead office at 700 Hillsboro Blvd., Suite 1-1 10 Deerfield Beach, Florida, USA, (hereinafter referred to individually as "Central Point" and collectively with Desig, Yam, Tri Viz, and Max as "The Guarantors");

                                       and

            TRI VU INTERACTIVE CORPORATION, a company incorporated under the laws of Ontario, Canada having its head office at 3250 Rodgeway Drive, Unit #7 Mississauga, Ontario L5L 5Y6 (hereinafter referred to individually as "Tri Vu" and collectively with Desig, Yam, Central Point, and Max as "The Guarantors");

                                       and

            MAX SYSTEMS GROUP INC., a company incorporated under the laws of Alberta, Canada, having its head office at 2525-36 Street N.E., Calgary, Alberta, T1Y 5T4 (hereinafter referred to individually as "Max" and collectively with Desig, Yam, Central Point, and Tri Vu as "The Guarantors");

      WHEREAS all of the above borrowers and guarantors will collectively hereinafter be referred to as "The CCC Group"

      WHEREAS certain of the Borrowers had previously arranged a revolving credit facility from the Lender (the "Prior Facility") pursuant to a Memorandum of Agreement dated July 31, 2000, which balance outstanding from the Prior Facility~ upon signing of this agreement, will be carried forward into this agreement. The balance carried forward will be the amount outstanding in principle and interest as of the last business day prior to the signing of this agreement.

      WHEREAS The Borrowers have requested from The Lender a revolving credit facility in the amount of Five Million United States Dollars ($5,000,000.00 USD) inclusive of the amount carried forward under the Prior Facility, for a thirteen
(13) month term to assist with the financing of accounts receivable and purchase order financing;

      AND WHEREAS The Borrowers have agreed to, from time to time, assign and endorse in favour of The Lender certain accepted and qualified accounts receivable and inventory;

      AND WHEREAS The Lender regards favourably the opportunity of providing the requested revolving credit facility on a demand basis to The Borrowers for the express purposes of financing BONA FIDE and accepted accounts receivable and purchase order financing with BONA FIDE contracts from The Borrowers' customers;


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     AND WHEREAS. The Lender has agreed, on an option basis, to convert the indebtedness into common shares of Commercial Consolidators. Corp. (the "Conversion Shares") by purchasing these shares at USD$1.50 per share (the Conversion Price").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good valuable consideration, the parties agree as follows:

1. NATURE OF TRANSACTION: The Lender shall provide to The Borrowers a revolving accounts receivable and purchase order financing facility, with recourse exercisable on demand. The maximum aggregate amount advanced under this facility at any given tune shall be the lesser of the equivalent of Five Million United States Dollars ($5,000,000.00 USD) and an amount equal to the formula as expressed in Schedule "A" as attached, it being acknowledged that, as of the date hereof; the amount outstanding under the Prior Facility, is deemed to have been advanced under this facility in accordance with its terms. Short term financing ("bulges") not to exceed fifteen days, at any one time, will also be considered, on a case by case basis. Sub limits may be applied by The Lender as reasonably required.

2. TERM: This facility will have a 13 month term from the above first written date.

3. QUALIFYING CRITERIA FOR THE CUBAN ACCOUNTS RECEIVABLE AND PURCHASE ORDERS: In order for an account receivable or purchase order to qualify for margining under the within facility, it must meet the following criteria:

     1) The customer is considered creditworthy, at the sole discretion of the Lender;

     2) The receivable/purchase order has been assigned to The Lender in accordance with the terms of the Standard Form Assignment (copy attached), which may be required to be executed in Spanish or English or both, and notice of such assignment appears on each invoice. Specifically such individual invoice notice shall state that payment is to be made directly to the account of MFI, at the BICSA Bank, or such other bank account as The Lender may from time to time direct;

     3) The customer has been notified of the assignment of the receivable in favour of The Lender and has acknowledged and agreed to honour a letter of direction to remit payments directly to the account of MFI, at the BICSA Bank, or such other bank account as The Lender may from time to


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           time  direct. Copies of Letter of Direction and Acknowledgement used generally by The Lender are attached;

     4) The age and term of the subject receivable are less than 120 days from date of invoice, unless otherwise agreed in writing. In this regard, The Borrowers acknowledge and agree that the financing provided hereunder must at all times be supported by security in the form of a proper ratio (i.e., 1.25 times advanced and outstanding amount) of good quality current under-120-day receivables, acceptable to The Lender. Any portion of the facility not properly margined by under-120-day accounts receivable must be repaid forthwith unless a bulge consideration is granted by The Lender to The Borrowers or other security received by The Lender from The CCC Group off sets the shortfall;

     5) The underlying goods and services which are the subject of the account receivable are not under dispute, and there is not otherwise any condition to payment or right of set-off;

     6)    The account receivable is not an off-set or contra account;

     7) The customer has provided and endorsed to The Lender, security satisfactory to The Lender supporting payment of the receivable to be financed, whether by Dill of Exchange. Payment Instruction or otherwise; and;

     8) In the case of FOB and/or CIF sales to clients not yet acknowledged, The Borrowers have provided a copy of the relevant Air Waybill or Bill of Lading supporting the shipment and the corresponding proforma invoice.

     9) Whenever possible, the purchase order received by The Borrower can be financed by giving The Borrower's supplier a letter of credit for the product purchased to fulfill the purchase order, (the facilitator program;

      Whether a receivable/purchase order meets the above criteria, shall be at the sole discretion of The Lender applied in each individual case as may be required from time to time. In other words, the fact that The Lender may have on one occasion accepted a particular receivable or purchase order payable by a particular customer, shall not obligate The Lender to accept any further receivables or purchase orders payable by such customer, even if such receivable(s) or purchase order(s) are in the same amount and even if they are otherwise similar in character to the first.

QUALIFYING CRITERIA FOR DESIG RECEIVABLES: must be under 90 days from date of invoice and outside of the coverage of the bank loan requirements. Monthly verification of receivables required by MFI.


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QUALIFYING CRITERIA FOR YAM RECEIVABLES: must be insured by American Indemnity with MFI as first beneficiary on policy, Monthly verification of receivables required by MET.

QUALIFYING CRITERIA FOR MAX, TRI VU AND CENTRAL POINT RECEIVABLES: must be under 90 days from date of invoice and outside of the coverage of their bank loan requirements. Monthly verification of receivables required by MN.

QUALIFYING CRITERIA FOR YAM INVENTORY: coverage will include new and refurbished equipment at 35% of the value of the inventory cost up to a maximum of USD $1,000,000. Physical inventory to be taken quarterly by MR or their representative. Cost of such inventory taking to be borne by CCC-MFI will attempt to provide a local firm in Miami to take physical inventory.

4. INTEREST RATE: The interest in relation to this financing facility will be charged at the rate of Twelve Percent (12%) per annum on funds advanced and outstanding from time to time. These charges Will be calculated daily at the rate of 33 one-thousandths of one (1) percent (i.e., 0.033%) per day, (not to exceed 12% per annum) commencing from the day a subject amount is advanced by The Lender until the day of repayment credited to a MN bank account in Canada. Interest to be paid monthly. After receipt of payments in Havana, The Lender shall be allowed in each case a period of three (3) business days of further charge to allow for the time required to effect transference of such payment to Canada.

5. CONSULTING FEES: A 5% (USD$250,000) Consulting Fee will be charged by MFI to CCC at the dine of the signing of the loan agreement. In the event that the stock received by MFI is sold by MN or its agents on an "averaged per share price basis" for USD$1.85, one third of the Consulting Fee will be returned to CCC by MFI. A total of two thirds will be returned if the average price reaches USD$1.95 and the full amount will be returned to CCC if the avenged per share price equals or exceeds USD$2.00 per share. The stock must be sold by MFI for the above average amounts for the return of fees to be realized by CCC.

6. ADMINISTRATION FEE: A USD$42,000 per month administration fee will be charged to CCC by MFI for all of the administrative services provided to CCC and its group of companies including work done in Cuba, Panama, Barbados, China and Canada. Lit the event that the stock received by MFI is sold by MN or its agents on an "avenged per share price basis" for USD$1.85, one third of the Administration Fee will be returned to CCC by MFI. A total of two thirds will be returned if the avenge price reaches USD$ 1.95 and the full amount will be returned to CCC if the avenged per share price equals or exceeds USD$2.00 per share. The stock must be sold by MEL for the above average amounts for the return of fees to be realized by CCC.

This fee does not include the services for wire transfers and foreign exchange.


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      In addition to the above, The Borrowers will also be responsible for any additional charges, such as:

      1) Legal fees that may be necessary in the preparation~ execution and registration of any additional security requirements deemed to be necessary by The Lender, provided that such fees am quoted to and approved by The Borrowers. The Lender undertakes to do its utmost in keeping expenses in this regard at a reasonable level;

      2) All costs, fees and expenses relating to the enforcement of the security, should this become necessary, including legal fees incurred as a result of delays or the default of payment; and

      3) Bank charges, commissions and foreign exchange costs related to the transferring funds.

      The Lender will provide to The Borrowers, on a monthly basis, a statement showing the calculation of the per diem fees due for the subject month. Such fees shall be paid no later then monthly, within five (5) business days following month end. All other fees, as applicable, shall be payable by The Borrowers at the time they are incurred.

7. CONVERSION: The conversion from debt into equity Would take place in USD$100,000 increments, when a bona fide buyer committed to purchase the stock was identified and the price was acceptable to MFI or at the forced conversion price, if requited by CCC, when the common shares trade at or above USD$2.10 for ten (10) consecutive trading days and there is a bona fide buyer to purchase the stock from MFI.

8. PREPAYMENT: In the event MN does not convert their debt into equity, and The Borrowers elect to pay out the loan facility, a prepayment penalty will apply to the administration fee based on the following formula:
          within the first three (3) months                       -  USD$200,000
          from month four (4) to and including month six (6)      -  USD$175,000
          from month seven (7) to and including month twelve(12)  -  USD$150,000

      This penalty payment will become due at the time The Borrowers inform The Lender of their intention to pre pay the loan, which is to be in writing twenty-one (21) days prior to the full payment.

      In the event MFI does not convert their debt into equity, and The Borrowers elect to pay out the loan facility, a prepayment penalty will apply to the consulting fee whereby, only a percentage of the initial fee of USD$250,000 will be returned to The Borrowers. The amount to be returned is as follows;

          within the first three (3) months                       -  USD$100,000
          from month four (4) to and including month six (6)      -  USD$125,000


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          from month seven (7) to and including month twelve (12) -  USD$150,000

This penalty payment will become due at the lime The Borrowers inform. The Lender of theft intention to pre pay the loan, which is to be in writing twenty-one (21) days prior to the full payment.

9. Security: The Borrowers agree to provide the following security prior to any advance hereunder and, where appropriate, on an ongoing basis prior to further advances:

      1) General Security Agreement and a moveable hypothec (universality including inventory and receivables) forming a second charge on all assets, assigns and property of Desig. Bank line is not to exceed CDN$750,000;

      2) General Security Agreement forming a first charge on all assets, assigns and property of BSRUS;

      3) General Security Agreement and Barbados Debenture forming a first charge on all assets, assigns and property of Mirage;

      4) General Security Agreement forming a first charge on all assets, assigns and property of ACC;

      5) UCC-1 forming a first charge on all assets, assigns and property of YAM;

      6) General Security Agreement forming a first charge on all assets, assigns and property of Commercial Consolidators Corp.;

      7) UCC-l and General Security Agreement forming a second charge on all assets, assigns and property of Central Point;

      8) General Security Agreement forming a first charge on all assets, assigns and property of Tri Vu;

      9) General Security Agreement forming a second charge on all assets, assigns and property of Max;

      10) Barbados Debenture forming a first charge on all assets, assigns and property of Play Center,

      11) Panama Debenture forming a first charge on all assets, assigns and property of CCC Panama;


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      12)   A letter from The Business Development Bank of Canada for CCC releasing their security;

      13) Unlimited Cross Guarantee from all of the borrowers and guarantors for all of the borrowers and guarantors listed at the beginning of this agreement, subject to first position lender approval for Max and Tri Vu.

      14) Unlimited Guarantee from Michael Weingarten of indebtedness of BSRUS, ACC, YAM, Mirage, CCC, Desig, Central Point, Play Center, Max and CCC Panama

      15) Unlimited Guarantee from Lenny Black of indebtedness of BSRUS, Mirage, YAM, ACC and CCC, Desig, Central Point, Play Center, Max and CCC Panama;

      16) Standard Form Assignment (General) and/or Cuban Assignment Form (Spanish version) required upon sale of the invoices accepted by The Lender, supported by an Assignment Terms Applicable Latter (Blanket Assignment Letter) for each of: BSRUS, ACC, Mirage, Play Center, and CCC Panama;

      17) Letters of direction to the individual customers with the corresponding acknowledgement respecting payment;

      18) Assignment of the shipping insurance policy with loss payable to The Lender on CF or similar shipments;

      19) Not less than monthly certification within ten days of the end of each month of the collateral base accompanied by a listing of inventory and receivables, aged and updated weekly with sales and collections and; and same with each advance request. Certified by a corporate officer,

      20) Promissory motes as evidence of liabilities incurred by The Borrowers, substantially in the Form attached hereto;

      21)   Subordination of all shareholder, director and officer loans.

9.01 CREDIT INSURANCE: It is the intent of The Lender to have as many of the receivables as possible, (generated by The Borrowers) covered by insurance. It is agreed that, once such insurance coverage is available and upon approval of The Borrowers as to the costs thereof, the cost thereof will be borne by The Borrowers, to be paid by monthly remittance or through adjustment of the per diem rate set out in clause 4 above, as the parties may agree at the time.


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9.02 GENERAL INSURANCE: The Borrowers are to have in place and maintain at all tines all risk insurance covering shipments, the said insurance to show The Lender as first loss payee.

10. RELEASE OF SECURITY: Upon The Borrowers reducing the outstanding loan facility down to a maximum of USD$2,500,000, The Lender agrees to assume a second position on all security with the exemption of BSRUS, ACC, Mirage Trading Corp., Play Center, CCC Panama and any other company that is doing business and/or has assets (invoices, equipment, etc.) in/or with Cuba, with the exception of Max, which, with these companies, The Lender will maintain its first position. The security in place to maintain the loan of USD$2,500,000 must be sufficient and satisfactory to The Lender and meet the following criteria:
80% Of under 90 day receivables (that have bills of exchange as security) from Cimex, Cubalse, Copextel and TRD, and any other receivables from various Cuban entities that The Lender, in its sole discretion find acceptable, before it releases the above mentioned security.

      In the event that The Borrowers reduce the loan amount down to USD$2,500,000 either by payment reduction or conversion into shares that are sold by The Lender, The Lender agrees to return the personal guarantees to Michael Weingarten and Lenny Black. This consideration to be granted by The Lender to The Guarantors providing the security remaining is in compliance with the above conditions mentioned in clause 10.

11. RECEIPTS: The Borrowers will, upon each advance, sign a receipt as evidence of advance of funds being disbursed by The Lender and, if so requested, a promissory note substantially in the Form attached hereto as evidence of The Borrowers recourse liability for the subject amount in the event of non-collection in the ordinary course.

12. RIGHT TO ENDORSE AND TRUST: In the event that payment in relation to an invoice financed by The Lender is made by cheque payable to The Borrowers or to The Borrowers and The Lender or one of them jointly, The Borrowers agree that The Lender may, without further authorization, endorse The Borrowers name upon the cheque for the purpose of negotiating such payment. The Borrowers also agree that should the customer, through inadvertence or otherwise, direct any payment to The Borrowers, such payment shall be received and held by The Borrowers in trust exclusively for The Lender. In such case The Borrowers agree to notify The Lender immediately upon receipt of the payment and co-operate in delivery of same to The Lender.

13. Reporting: So tong as any amount remains outstanding hereunder, the Borrowers will provide to The Lender periodically as indicated, or upon reasonable request from time to time, the following:

      1) Copy of all financed invoices issued to customers, such invoices showing MFI as payee and/or a letter of direction to Borrower's


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            customers requesting them to pay the invoice amount directly to MFI, said letter to be signed by the customer as acceptance;

      2) Monthly accounts receivable trial balance on the it day of each following month;

      3) Monthly accounts payable trial balance on the 10th day of each following month;

      4) Quarterly financial statements consisting of management prepared balance sheet and income statement;

      5) Monthly listing of priority payables indicating that The Borrowers are in compliance with their obligations respecting payroll remittances, P.S.T., G.S.T. and all government debts which could potentially, if in default, interfere with The Lender ability to collect on the accounts receivable in the normal course of business;

      6) Annually, within 120 days of each fiscal year-end, accountant-prepared financial statements; and

      7) Such further or other information as The Lender may reasonably require in the protection of their legitimate interests.

      8) Provide an inventory listing on a monthly basis, no later than the 10th day of each following month.

      9) The Lender or its agent will conduct field examinations on a monthly basis or at an increased/reduced frequency that The Lender deems necessary, which is at its sole discretion.

      10) As part of The Lender's ongoing collateral monitoring process, verification of outstanding account debtor balances will be conducted. The Borrower shall provide The Lender with monthly customer list updates with which to accomplish this procedure.

14. STATEMENTS TO THE BORROWERS: The Lender will, not less than monthly, but in any event within two business days of a written request, provide to The Borrowers a statement showing all amounts owing to The Lender as at the date thereof together with a per diem rate thereafter. In addition, upon each collection, The Lender will provide to The Borrowers a statement showing the allocation of funds received.

15. FINANCIAL COVENANTS:

      1) Commercial Consolidators Corp. to maintain net worth of CDN$17,000,000 to be tested on a monthly basis;


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      2)    To maintain an Effective Debt to Tangible Net Worth ratio not greater than 175:1 tested on a monthly basis; and

      3)    To maintain a Current Ratio of not less than 1.2:1

16. DUE DILIGENCE: Notwithstanding anything contained in this Agreement, The Lender shall not be required to advance any amount hereunder until they have had an opportunity to satisfy themselves, in their sole discretion, that there are no material facts or circumstances that may interfere with their ability to collect all amounts which may be outstanding from time to time.

17. DEFAULT: The Lender reserves the right to terminate this commitment at any time if any of the following events or conditions occur:

      1) The Borrower or Guarantor that to comply, in a timely manner, with any of the terms or conditions specified herein, or the nonfulfillment of any condition;

      2) The Borrower or Guarantor fail to comply with any additional requirements reasonably imposed upon the Borrower or Guarantor by The Lender or The Lender's counsel;

      3) The Borrower or Guarantor make any statement or representations to secure this loan which are false or misleading;

      4) If, in the opinion of The Lender, there is an adverse change in the financial condition of the Borrower or Guarantor, The Lender reserves the right to withhold the disbursement of all or part of the proceeds of this agreement, and or terminate the commitment;

      5) The failure of the Borrower or Guarantor to execute or deliver any documentation required herein;

      6) An admission in writing by the Borrower or Guarantor of its inability to pay debts as they mature;

      7) The making of an assignment for the benefit of the Borrower's or Guarantor's creditors;

      8) The institution of a proceeding by or against the Borrower or Guarantor, under the federal bankruptcy Code or under any other insolvency or bankruptcy law;

      9)    The Borrower's dissolution;

      10) Lender's dissatisfaction with arty collateral in case of any shortages on the margin formula.

      NOTE: In the event The Lender terminates this agreement for any reason(s) indicated, then The Lender will have no further obligations under any of the documents executed by the Borrower or Guarantor in connection with this facility, and all sums previously advanced, if any, wilt become immediately due and owing.


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18. GENERAL INDEMNITY: The Borrower and Guarantor shall indemnify and hold harmless The Lender and its directors, officers, agents and employees from any suits, demands, claims damages and expenses (including legal fees) on account of any matter or thing arising out of this commitment letter or in conjunction therewith, unless the suits, claims or damages are caused by The Lender's gross negligence or willful conduct.

19. WAIVER OF TRIAL BY JURY: The Borrower and Guarantor hereby waive trial by jury in any action, proceeding or counterclaim based upon, arising out of, or connected with, this commitment letter or any other document executed in connection with this facility. This provision is a material inducement for The Lender entering into this commitment letter.

20. SECURITY UPON EXPIRY OF TERM: All security will remain active and in place, even after expiry of the first or any successive renewal term of this Agreement, until The Lender is paid all monies for fees, expenses, enforcement costs, if any, and amounts advanced to or on behalf of The Borrowers in satisfaction in full of all liabilities and amounts owing to The Lender. Upon such full payment, The Lender will immediately release and re-assign to The Borrowers all security, including all assignments, promissory notes and directions.

21. AMENDMENT: This Agreement may only be modified or amended by agreement in writing executed by The Borrowers and The Lender.

22. CLOSING: The Lender understand that time may be of the essence to The Borrowers. The Lender agree to use reasonable efforts to complete this financing as soon as possible upon the completion of the due diligence (subject to satisfactory results) and any additional legal set-up processes that may be necessary.

23. NOTIFICATION: Any notice, request or other communication hereunder to any party hereto in connection with this Agreement shall be in writing and be well and sufficiently given if sent by pre-paid, registered or certified mail, hand-delivered or sent by facsimile to such party at its address indicated on the first page of this Agreement; provided that any communications, notices arid requests to The Borrowers or any of them shall be sent or delivered care of BSRUS only and any such communications, notices and requests so sent or delivered shall be deemed delivered to each of The Borrowers.

      Fax Number for MET Export Finance Inc.: (416) 391-4843 -- Canada

      Fax Number for The Borrowers:           (416) 512-8229 -- Canada

Any such notice shall be deemed to have been received on the date of delivery if hand delivered, on the earlier of the date of actual delivery by the postal authorities or five (5) business days after the date of mailing, if sent by mail, on the date of transmission,


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


if sent by facsimile before 3:00 p.m. on a business day or on the business day following the date of transmission if sent by facsimile after 3:00 p.m. on a business day or on a day which is not a business day. In the event of an interruption or abnormal delay in postal service, any notice or other communication shall be hand delivered or sent by facsimile. Any of the parties hereto may, by written notice to the others, given as aforesaid, designate an alternate address for such party.

24. JURISDICTION: This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the Government of Canada and The Borrowers and The Lender hereby attorn to the jurisdiction and courts thereof. My collection action or legal enforcement relating to the collection of Cuban accounts receivable from customers of The Borrowers located in Cuba, may at the option of The Lender be governed and construed in accordance with the laws of the Republic of Cuba and, for these purposes only The Borrowers hereby attorn to the Cuban jurisdiction and the courts thereof. The Borrowers agree that a decree or judgement of a Canadian judicial body may be enforced against The Borrowers in Cuba as if such decree or judgement were given by a Cuban judicial body and if deemed necessary by The Lender any judgement or order of a Canadian Judicial Body may be enforced against The Borrowers in Cuba, by means of obtaining a decree or judgement of The Cuban Courts on the terms of such Canadian judgement or order.

25. EXECUTION: This Agreement may be executed in one or more counterparts (by original or facsimile signature), with such counterparts together constituting one original document

26. MERGER: Upon execution of this agreement dated 11th day of March 2002, this facility will supercede and replace the Prior Facility.

27. SPECIAL CONDITION: This agreement and the rights and obligations of the parties hereunder are conditional upon the completion of the sale and transfer of all the shares of MN by Accord Financial Corp. and Morrison Financial Services Corporation to Sterling Investors Group Limited and others (the "Share Transaction") on or before March 14, 2002 and until the satisfaction of such condition, the existing loan agreement between MET and The CCC Group dated July 31, 2000 (the "2000 Loan Agreement") will continue in effect. If the Share Transaction is completed on or before March 14, 2002, then MFI will give written notice to The CCC Group of such completion as soon as practicable thereafter and this agreement will become effective and binding upon MFI and The CCC Group and will supersede and replace the 2000 Loan Agreement as of the date of such notice. If the Share Transaction is not completed on or before March 14, 2002, then this agreement shall be null and void and of no force or effect and the 2000 Loan Agreement will continue thereafter in flail force and effect in accordance with its terms. This agreement is subject to the approval of the Canadian Venture Exchange (CDNX).

      IN WITNESS WHEREOF The Parties hereto have executed this contract as of the date above written.

MFI EXPORT FINANCE INC.
Per: /s/ David Harding                     Per: /s/ Rosa Estanol
    -------------------------                   --------------------------
    David Harding - President                   Rosa Estanol - Vice President

COMMERCIAL CONSOLIDATORS CORP.
Per: /s/ Michael Weingarten
     ---------------------------
     Michael Weingarten - Chairman


BUSINESS SUPPLIES ARE US INC.             PLAY CENTRE INC.
Per: /s/ Leonard Black                    Per: /s/ Glenda Dominguez
     -----------------------                   --------------------------
     Leonard Black - Director                  Glenda Dominguez,
                                               Director of Play Center Inc.


A.C.C. CORP.                              MIRAGE TRADING CORP.
Per: /s/ Leonard Black                    Per: /s/ Glenda Dominguez
     -----------------------                   --------------------------
     Leonard Black - Director                  Glenda Dominguez,
                                               Director of Mirage Trading Corp.


LA SOCIETE DESIG INC.                     YAM WIRELESS INC.
Per: /s/ Michael Weingarten               Per: /s/ Michael Weingarten
     -----------------------------             ---------------------------
     Michael Weingarten - Director             Michael Weingarten - Director


CENTRAL POINT                             TRI-VU INTERACTIVE
TECHNOLOGIES INC.                         CORPORATION
Per: /s/ Michael Weingarten               Per:  /s/ Michael Weingarten
     ----------------------------               -------------------------
     Michael Weingarten                         Michael Weingarten
     Director of Central Point                  Director of Tri-Vu

MAX SYSTEMS GROUP INC.                    CCC PANAMA
Per: /s/ Michael Weingarten               Per: /s/
     -----------------------
     Michael Weingarten                   Director of CCC Panama
     Director

1058199 ONTARIO INC.
Per: /s/


Director of 1058199 Ontario Inc.


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